Exhibit 10.2

AMENDMENT TWO TO THE
FEDERAL HOME LOAN BANK OF ATLANTA
BENEFIT EQUALIZATION PLAN

    THIS AMENDMENT to the Federal Home Loan Bank of Atlanta Benefit Equalization Plan, as amended and restated effective January 1, 2018 (the “Plan”) is adopted by the Board of Directors (the “Board”) of the Federal Home Loan Bank of Atlanta (the “Bank”) effective as of the date set forth herein:

WITNESSETH:

    WHEREAS, the Bank maintains the Plan, and such Plan is currently in effect; and

    WHEREAS, pursuant to Section 9.01 of the Plan, the Board may amend the Plan at any time;

    NOW, THEREFORE, the Board hereby amends the Plan as follows, effective April 1, 2021:

1.

Section 5.01 is deleted and replaced as follows:

5.01    Eligible Executives who (i) were hired or promoted to chief executive officer on or after April 1, 2021 and regardless of participation in the qualified Retirement Fund but who are not eligible to accrue benefits under the Defined Benefit Equalization Plan, (ii) were first hired or promoted to executive vice president or above on or after January 1, 2017 and are not eligible to accrue benefits under the Retirement Fund, (iii) were promoted to executive president or above on or after January 1, 2017 and accrue benefits under the qualified Retirement Fund but are not eligible to accrue benefits under the Defined Benefit Equalization Plan, or (iv) were hired or promoted to senior vice president level on or after January 1, 2018 (each of (i) through (iv) an “Executive Retirement Plan Participant”), shall receive additional executive retirement benefits under this Article V.

2.

Section 5.02 here hereby revised to read as follows:

        5.02    Members described in Section 5.01 will receive additional nonelective contributions as follows, which shall be in addition to any contributions provided under Section 4.03. For clarification, an Executive Retirement Plan Participant shall, for a given Plan Year, receive the benefit described under paragraphs (a), (b), (c), or (d) below, as applicable.

3.

The following new Section 5.02(d) is added:

(d)    Provided that an Executive Retirement Plan Participant has met the requirements to receive elective deferral and employer contributions and other benefits as set forth in Article IV, above, an eligible Executive Retirement Plan Participant hired or promoted to chief executive officer on or after April 1, 2021 shall receive an Executive Retirement Plan Benefit equal to (i) plus (ii) below:

(i)    20% of any bonuses paid in the current Plan Year to an eligible Executive Retirement Plan Participant;
(ii)    14% of such Executive Retirement Plan Participant’s Compensation earned during the current Plan Year, offset by the amount of any employer non-elective contribution contributed on behalf of such Executive Retirement Plan Participant under Section 4.03(b) of this Plan, and offset by the amount of any employer non-elective contribution contributed on behalf of such Executive Retirement Plan Participant under the Savings Plan.

3.

Section 5.03 is hereby revised to read as follows:

5.03    An Executive Retirement Plan Participant shall be vested in the benefits described in this Article V in the same manner as described in Section 4.06 above, provided however that any contributions under Section 5.02 shall become vested only after the Executive Retirement Plan Participant completes two years of service. Benefits described in this Article V shall be distributed in accordance with the same distribution elections made by an Executive Retirement Plan Participant in accordance with Article IV above.

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IN WITNESS WHEREOF, the Bank has adopted this Amendment on the date shown below, but effective as of the date indicated above.

FEDERAL HOME LOAN BANK OF ATLANTA

By:    /s/ Bryan Delong
Its:    SVP, Chief Human Resources Officer
Date:    April 21, 2021

ATTEST:

/s/ Mary M. Young
Sr. Deputy Asst. Corporate Secretary